Anthony D. Andora
Chairman of the Board

Dear Interchange Stockholder:

    You are cordially invited to attend the 1998 Annual Meeting of Stockholders on Thursday, May 28, 1998 at 3 p.m. at the Marriott Hotel in Saddle Brook, New Jersey.

    The Notice of the Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. Please promptly vote, date, sign and return your proxy for the meeting even though you plan to attend. You may vote in person at that time if you so desire.

                              Sincerely,

                              /s/Anthony D. Andora
                              ---------------------
                              Anthony D. Andora

April 22, 1998

-------------------------------------------------------------------------------
                      Notice of Annual Meeting of Stockholders

-------------------------------------------------------------------------------


      The Annual Meeting of Stockholders of Interchange Financial Services Corporation will be held on Thursday, May 28, 1998, at 3:00 p.m. at the Marriott Hotel in Saddle Brook, New Jersey to consider and act upon the following matters:

      1. The election of four directors.

      2. The ratification of the appointment of Deloitte & Touche, LLP as the Company's independent auditors for 1998.

      3. The transaction of such other business as may properly come before the meeting or any adjournment thereof. The Company knows of no other business to be brought before the meeting.


                                             Benjamin Rosenzweig
                                             Secretary

Please  complete,   sign,  and  return  promptly  the  enclosed  proxy  in  the postage-paid envelope provided.

April  22, 1998

-------------------------------------------------------------------------------
                                 PROXY STATEMENT

-------------------------------------------------------------------------------

     This proxy statement and the  accompanying  proxy/voting  card
(proxy card) are being mailed beginning April 22, 1998, in connection with the solicitation of proxies by the Board of Directors, for the Annual Meeting of Stockholders on May 28, 1998. Proxies are solicited to give all stockholders of record at the close of business on April 20, 1998, an opportunity to vote on matters that come before the meeting. On that date, 6,409,056 shares of common stock were outstanding, each of which is entitled to one vote on each matter brought before the meeting.

     When your proxy card is returned properly signed, the shares represented will be voted in accordance with your directions. Abstentions are voted neither "for" nor "against," but are counted in the determination of a quorum. You can specify your choices by marking the appropriate boxes on the enclosed proxy card. If your proxy card is signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors.

1.  Election of Directors

    (Item 1 on Proxy Card)

    The accompanying proxy will be voted for the election of the following nominees unless otherwise instructed. Each nominee for director and each continuing director also serves as director of Interchange Bank, (formerly known as Interchange State Bank), (the "Bank") a subsidiary of the Company. If a nominee should become unavailable for any reason, which management does not anticipate, the proxy will be voted for a substitute or, if no substitute is selected, the number of directors may be reduced.

Nominees and Directors

Nominees to be elected Directors for terms of three years expiring in 2001

ANTHONY D. ANDORA, age 67, is President of Andora, Palmisano & Geaney, a professional corporation in Elmwood Park, New Jersey. Mr. Andora has been a member of the Board of Directors of the Company since 1984 and of the Bank since 1969. He is Chairman of the Board, the Executive Committee and the Nominating Committee. He is a member of the Corporate Planning and Finance committee and is ex-officio On all committees.

DAVID R. FICCA, age 66, retired in March 1988 from his position as Vice Chairman, of Kidde, Inc. He has been a Director of the Company since 1984 and of the Bank since 1983. He is a member of the Executive Committee, the Oversight/Insider Committee, the Corporate Planning and Finance Committee and the Compensation/Stock Option Committee.

NICHOLAS R. MARCALUS, age 54, is President & CEO of Marcal Paper Mills, Inc., in Elmwood Park, New Jersey, and serves as a board member of that organization. He joined the Board of Interchange Financial Services Corporation on February 27, 1997, and serves on the Compensation/Stock Option Committee, Investment Committee and is an alternate on the Executive Committee.

BENJAMIN ROSENZWEIG,  age 72, is the  Senior  Executive  Partner  of Azco
         Steel Company, Saddle Brook, New Jersey, a nationwide steel distributor. He has been a member of the Board of Directors of the Company since 1984 and of the Bank since 1976 and is Secretary of the Board. He serves as a member of the Executive Committee,
         Compensation/Stock   Option  Committee, Oversight/Insider Committee
         and the Nominating Committee and is Chairman of the Investment
         Committee.

Directors to continue in office for terms expiring in 2000

DONALD   L.  CORRELL,  age 47, is  Chairman,  President  and CEO (since  1992)
         of United  Water  Resources,   Inc., which  is  a  holding  company
         whose subsidiaries are active in public water supply, water-related services and real estate. Mr. Correll has been a member of the Board of Directors of the Company and the Bank since 1995 and serves on the Audit Committee, Nominating Committee, Corporate Planning and Finance Committee, and Compensation/Stock Option Committee and is an alternate member of the Executive Committee.

JAMES E. HEALEY, age 57,is Executive Vice President and Chief Financial Officer of Nabisco, Inc. and is also a certified public accountant. Mr. Healey was formerly Vice President and Treasurer of CPC International, Inc. Mr. Healey has been a member of the Board of Directors of the Company and the Bank since 1993. He is Chairman of the Compensation/Stock Option Committee and serves on the Audit Committee, Corporate Planning and Finance Committee, Investment Committee and is an alternate member of the Executive Committee.

JEREMIAH F. O'CONNOR, age 64, is currently a principal of NW Financial Group.
         Mr. O'Connor was a Managing Director of NatWest Financial Markets Group and prior to that he was Managing Director and Executive Vice President of Jersey Capital Market Group, Inc., an investment banking firm. Mr. O'Connor has been a member of the Board of Directors of the Company since 1984 and the Bank since 1969. He is Vice Chairman of the Board. He is Chairman of the Oversight/Insider Committee and serves on the Executive Committee, Corporate Planning and Finance Committee, Nominating Committee and Compensation/Stock Option Committee.

ROBERT P. RITTEREISER, age 59, is Chairman and Chief Executive Officer of Gruntal Financial Corporation, an investment services firm based in New York City. He is Chairman of Yorkville Associates Corp., a private investment and financial advisory concern formed in April 1989. He served as a Trustee of the DBL Liquidating Trust from April 1992 until April 1996. He also served as a Director in 1990 as Chairman in November 1992 and President and Chief Executive Officer
         from March 1993 until   February   1995  of   Nationar   Inc.,   a
         banking   services corporation.(1).  He is  director  of  Cendant
         Corporation, a travel shipping and marketing services company; of Ferrofluidics, a provider of magnetic fluid products and of Wallace Computers, a provider of business forms and commercial printing. He has been a Director of the Company and of the Bank
         since  July  1989.  He is  Chairman  of the Corporate   Planning  and
         Finance   Committee  and  a  member  of  the Compensation/Stock
         Option Committee, the Investment Committee, the Oversight/Insider Committee and the Executive Committee.

         (1) On February 6, 1995, the Acting Superintendent of Banks of the State of New York filed a petition to take over the business of such corporation and the New York State Banking Department has since been liquidating the assets of such corporation.

Directors to continue in office for terms expiring in 1999

ANTHONY S. ABBATE, age 58, is President and Chief Executive Officer. Mr. Abbate has been a member of the Board of Directors of the Company since 1984 and the Bank since 1981. He is a member of the Executive Committee and the Corporate Planning and Finance committee and serves ex-officio on all committees.

ANTHONY R. COSCIA, age 38, is a partner and executive committee member of the law firm of Windels, Marx, Davies & Ives in New York and New Brunswick, New Jersey. He is currently serving in his second term as Chairman of the New Jersey Economic Development Authority.
         Mr. Coscia joined the Board of Directors of Interchange Financial Services Corporation on February 27, 1997. He serves on the Audit Committee, Oversight/Insider Committee and is an alternate member of the Executive Committee.

JOHN J. ECCLESTON, age 72, is a partner of R.D.Hunter & Company, Certified Public Accountants. Prior to January 1995, he was Senior Partner of John J. Eccleston & Company, Certified Public Accountants. Mr.Eccleston has been a member of the Board of Directors of the Company since 1984 and the Bank since 1969. He is Chairman of the Audit Committee and a member of the Executive Committee, the
         Investment  Committee,  the Oversight/Insider   Committee  and
         Corporate   Planning  and  Finance Committee.

ELEANORE S.  NISSLEY,  age 66,  is  President  of  Steffens  Realty  Company,
         a commercial   real  estate   brokerage  firm  and  she  serves  as
         Vice Chairperson of Hackensack Meadowlands Development Commission. Mrs. Nissley has been a director of the Company and of the Bank since 1992. She is a member of the Audit Committee, the Oversight/Insider Committee and the Nominating Committee and is an alternate member of the Executive Committee.

Board Committees, Meetings and Compensation

         The Company has an Audit Committee of the Board of Directors consisting of Mrs. Nissley, Messrs. Correll, Coscia, Eccleston (Chairman) and Healey. This committee reviews significant audit, accounting and other principles, policies and practices, the activities of independent auditors and of the Company's internal auditors, and the conclusions and recommendations of auditors and the reports of regulatory examiners upon completion of their respective audits and examinations. The committee met six times in 1997.

         The Compensation/Stock Option Committee administers management incentive compensation plans, including the stock option plan. The committee makes recommendations to the Board with respect to compensation of directors and executive officers. The Committee, which met four times in 1997, consists of Messrs. Correll, Ficca, Healey
        (Chairman), Marcalus, O'Connor, Rittereiser and Rosenzweig.

         The Nominating Committee advises and makes recommendations to the Board concerning the selection of candidates as nominees for election as directors. The committee consists of Mrs. Nissley, Messrs. Andora (Chairman), Correll, O'Connor and Rosenzweig and met once in 1997. The committee will consider nominations recommended by stockholders. Such nominations, together with accompanying biographical material, must be in writing and should be addressed to the Secretary of the Board and must be received not later than January 2 of the year of the annual meeting of stockholders.

         In 1997, each director not employed by the Company was paid a retainer at an annual rate of $11,000, a fee of $150 for each board meeting attended, a fee of $125 for each executive committee meeting attended and a fee of $100 for attendance at other committee meetings. The Chairman of the Board, the Vice Chairman of the Board and Secretary of the Board received additional retainers of $17,000, $13,750 and $2,100, respectively, and directors who chair committees of the Board receive an additional retainer of $2,000 annally. A director who is an employee of the Company or any subsidiary receives no retainer or fees.

         During 1997, the Board of Directors of the Company and the Bank held 12 meetings each. All incumbent directors, except Messrs. Correll and Rittereiser, attended at least 75% of the aggregate meetings of such Boards of Directors and the committees of such Boards of Directors on which they served which were held during fiscal year 1997.

         Directors participate in a retirement benefit plan which entitles the director to receive either (1) an amount equal to the annual retainer being paid directors (exclusive of additional amounts paid to the Chairman of the Board, the Vice Chairman of the Board, the Secretary of the Board and to committee chairmen) multiplied by his or her years of service on the board; or (2) an amount based on the cash surrender value of a life insurance or annuity contract purchased by the Company.

         The insurance policies or annuity contracts are owned by the Company and annual contributions of $5,000 are made by the Company for each director who has completed five years of service as a director. The Company's contribution increases by $1,000 for each year's service until it reaches $10,000 annually, the level at which it remains. Benefits to a director who retires after ten years of service are equal to the greater of (1) or (2) above. Mr. Abbate (the only director who is employed by the Company) and any director who retires after completing at least five years, but less than ten years, of service are entitled to benefits only under (2) above.

Amount and Nature of Beneficial Ownership

    The following table sets forth information concerning the ownership of the Company's common stock as of March 20, 1998, adjusted to reflect a 3 for 2 stock split effective April 17, 1998 to stockholders of record at the close of business on March 20, 1998, for (a) certain beneficial owners known to the Company to own more than five percent of the common stock;
(b) each director and nominee for director; (c) each of the executive officers (as defined in Note (1) of the Summary Compensation Table, herein) not listed as a director; and (d) directors and executive officers as a group. Except as otherwise noted, the nominees, the directors and the executive officers or family members had sole voting and investment power with respect to such securities.

                           Beneficially       Deferral                Percent
Name                          Owned           Plans (1)   Total       of Class
--------------------       ------------      ----------  -----------  ---------
(a)
Interchange State Bank
   Capital Investment Plan
Park 80 West/Plaza Two
Saddle Brook, NJ 07663. . .                  285,880     285,880      4.5%

First Union Corporation
One First Union Center
Charlotte, NC 28288. . . . 462,385 (2)                   462,385      7.2

John Hancock Advisers,Inc
John Hancock Place
Boston, MA 02117. . . . .  323,625 (3)                   323,625      5.0

(b)
Anthony S. Abbate. . . . . 121,292 (4)       61,332      182,624      2.8
Anthony D. Andora. . . . . 172,582                       172,582      2.7
Donald L. Correll . . . .    1,597                         1,597        *
Anthony R. Coscia. . . . .   2,250                         2,250        *
John J. Eccleston. . . . .  81,600                        81,600      1.3
David R. Ficca. . . . . ..  75,618                        75,618      1.2
James E. Healey. . . . . .  19,050                        19,050        *
Nicholas R. Marcalus. . . .  1,500                         1,500        *
Eleanore S. Nissley. . . .  45,360                        45,360        *
Jeremiah F. O'Connor. . . . 59,811                        59,811        *
Robert P. Rittereiser. . .  27,168                        27,168        *
Benjamin Rosenzweig. . . .  95,514                        95,514      1.5

(c)
Patricia D. Arnold (10). . . 1,969 (5)       10,475       12,444        *
Frank R. Giancola. . . . . .23,452 (6)       20,145       43,597        *
Anthony Labozzetta (11) . .    787 (7)        3,858        4,645        *
Richard N. Latrenta. . . . .22,851 (8)       22,250       45,101        *

(d)
Directors and executive
  officers as a group. .   752,401 (9)      118,060      870,461     13.5
-------------------------

*Does not exceed one percent of class

FOOTNOTES

1. Shares held in deferred compensation accounts to which individuals have sole power to vote but no investment powers.

2. Includes beneficial ownership of 349,059 shares to which First Union Corporation has sole power to vote. First Union Corporation has sole investment power for 342,828 shares and shared investment power for 113,326 shares.

3. John Hancock Advisers, Inc has sole investment power and sole power to vote for 323,625 shares.

4. Includes beneficial ownership of 25,161 shares which may be acquired within 60 days pursuant to stock options.

5. Includes beneficial ownership of 38 shares which may be acquired within 60 days pursuant to stock options.

6. Includes beneficial ownership of 21,465 shares which may be acquired within 60 days pursuant to stock options.

7. Includes beneficial ownership of 787 shares which may be acquired within 60 days pursuant to stock options.

8. Includes beneficial ownership of 9,582 shares which may be acquired within 60 days pursuant to stock options.

9. Includes beneficial ownership of 58,027 shares which may be acquired within 60 days pursuant to stock options awarded under an employee incentive compensation plan.

10. Effective August 4, 1997, Patricia D. Arnold was appointed Senior Vice President.

11. Effective September 29, 1997, Anthony Labozzetta was appointed Executive Vice President and Chief Financial Officer.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

     The members of the Board of Directors, the executive officers of the Company and persons who hold more than ten percent of the Company's common stock are subject to reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, which require them to file reports with respect to their ownership of and transactions in the Company's securities and furnish the Company with copies of all such reports they file. Based upon the copies of those reports furnished to the Company and written representations that no other reports were required to be filed, the Company believes that all reporting requirements under Section 16(a)for the fiscal year ended December 31, 1997, were met in a timely manner by its executive officers, board members and greater than ten percent stockholders, with the exception of the late filing by Mrs. Arnold and Messrs. Abbate, Giancola, Labozzetta and Latrenta of Forms 5 due to delays with respect to shares allocated to their accounts in the Capital Investment Plan ("401(k)") caused by administrative delays.

                               Summary Compensation Table
                       Annual Compensation           Long-term Compensation

                   ------------------------------    --------------------------
                                           Other     Restricted          All
                                           Annual    Stock      Options Other
Name and           Year  Salary   Bonus    Compen-   Awards     (No. of Compen-
Principal                                  sation       (3)     Shares) sation
Position (1)                                                               (2)
-----------------  ----- ------   ------   -------   ---------  ------- -------
Anthony S. Abbate  1997 $300,000 $86,250       -    $112,500    8,000  $49,397
 President and     1996  287,000  61,700  $3,687      80,211(4)     -   53,643
 CEO               1995  274,500  58,473   5,375      58,738        -   37,097

Anthony Labozzetta 1997  120,500  33,263  11,080      23,135    4,500    3,657
 Executive Vice    1996   94,135  12,825       -           -    1,575    2,406
 President and
 Chief Financial
 Officer

Frank R.Giancola   1997  125,000  35,937     463       8,965    3,000    4,464
 Senior Vice       1996  120,000  24,000       -       9,588        -    4,314
 President         1995  114,400  24,481     806      11,438        -    4,131

Richard N.Latrenta 1997  127,000  36,512       -      21,800    3,000    4,524
 Senior Vice       1996  122,000  24,400       -      15,252        -    4,374
 President         1995  116,500  24,931   1,666      11,653        -    4,209

Patricia D. Arnold 1997   91,862  17,238   3,330       6,104    3,000    3,040
 Senior Vice
 President
-------------------------------------

  (1) Includes the President and CEO and all other executive officers whose total annual salary and bonus exceeded $100,000 in 1997.

  (2) Represents payments as shown below:

                         Year  Abbate  Labozzetta  Giancola   Latrenta   Arnold
                         ----  ------- ----------- ---------  ---------  ------

Amounts contributed to   1997 $4,800  $3,230      $3,750     $3,810     $2,756
401(k)plan               1996  4,500   2,201       3,600      3,660          -
                         1995  4,500       -       3,432      3,495          -

Value of life insurance  1997  3,150     427         714        714        284
 premium paid in respect 1996  3,150     205         714        714          -
 to coverage in excess   1995  4,050       -         699        714          -
 of $50,000

Contribution to life     1997 10,000       -           -          -          -
 insurance policy/       1996 10,000       -           -          -          -
 annuity contract        1995 10,000       -           -          -          -

Premium on disability    1997  7,287       -           -          -          -
 policy                  1996  6,963       -           -          -          -
                         1995  6,564       -           -          -          -

Contribution to          1997 24,160       -           -          -          -
 Supplemental Executives'1996 29,210 (5)   -           -          -          -
 Retirement Plan         1995 11,983       -           -          -          -

-------------------------------------

  (3) The restricted stock awards granted, to date, (adjusted for the effects of a 5% stock dividend issued in 1996 and 3 for 2 stock splits granted in both 1997 and 1998), totaled 336, 18,762, 1,273, 2,478 and
      3,641 for Mrs. Arnold and Messrs. Abbate, Labozzetta, Giancola and Latrenta, respectively.The value of such awards at December
      31, 1997 were $6,609, $369,049,  $25,040,  $48,742 and $71,618, respectively. The value of these shares at the date of grant is reflected in the table above. The awards for Mrs. Arnold and Messrs. Abbate, Labozzetta, Giancola and Latrenta vest in three years following the date of grant provided they do not terminate their employment during that period. Dividends will be paid on all restricted stock awards.

  (4) The  1996  restricted   stock  awards  for  Mr.  Abbate  includes
      $22,804 attributable to an adjustment to correctly reflect his achievement under the 1995 incentive plan.

  (5) The 1996 contribution to the Supplemental Executives' Retirement Plan for Mr. Abbate includes adjustments of $3,420 and $4,381 for 1994, and 1995, respectively, attributable to the 401(k) portion of the Plan.

Stock Options

   The following table sets forth certain information concerning grants of stock options awarded to executive officers during the year ended December
31, 1997. All options granted during the year were incentive stock options:

                                                                                 Potential Realized Value
                         Number of   % of Total                                  at Assumed Annual Rates
                         Securities  Options                                     of Stock Price Appreciation
                         Underlying  Granted to     Exercise or                  For Option Term
                         Options     Employees in   Base Price    Expiration     ----------------------------

       Name              Granted(1)  Fiscal Year(2) ($/Sh)(1)(3)  Date(4)            5%          10%
------------------       ----------- -------------- ------------  -----------    ---------  -----------------

Anthony S. Abbate        12,000      22.7%          $18.17        1/27/2008      $29.60     $47.13
Anthony Labozzetta        4,500       8.5            18.17        1/27/2008       29.60      47.13
Anthony Labozzetta        2,250       4.3            16.00        7/02/2007       26.06      41.50
Frank R. Giancola         4,500       8.5            18.17        1/27/2008       29.60      47.13
Richard N. Latrenta       4,500       8.5            18.17        1/27/2008       29.60      47.13
Patricia D. Arnold        4,500       8.5            18.17        1/27/2008       29.60      47.13

---------------------------

     (1) Number of shares and per share option prices were adjusted for the effects of the 3 for 2 stock split, payable on April 17, 1998 to shareholders of record on March 20, 1998.

     (2) Percentage of options granted to total employees during fiscal year 1997.

     (3) The exercise price was based on the closing price of a share of the Company's stock on the date of grant as reported on the American Stock Exchange.

     (4) Options are exercisable starting one year from the date of grant and become vested 1/3 each year from the grant date. Options expire if not exercised within 10 years of grant date.

Aggregate Option Exercises in Last Fiscal Year and Year End Option Values


                                                                  Number of Securities
                                                                 Underlying Unexercised           Value of Unexercised
                          No. Shares                             Options at Year End (1)          In-the-Money Options
                         Acquired on                      --------------------------------            at Year-end
                                             Value            Shares        Shares
                                                                                             -----------------------------
          Name           Exercise (1)        Realized        Exercisable   Unexercisable     Exercisable    Unexercisable
------------------------ ----------------    -------------   -----------   --------------    -------------  --------------
Anthony S. Abbate             21,237             $317,734        47,479             -           $647,635               -
Anthony Labozzetta                 -                    -           787         3,825              8,901         $26,071
Frank R. Giancola                  -                    -        21,645             -            295,233               -
Richard N. Latrenta            1,050               13,098        20,964             -            289,762               -
Patricia D. Arnold               937               11,735         1,032         1,575             11,971          17,813

---------------------------

     (1) Adjusted for the effects of the 3 for 2 stock split distributable on April 17, 1998 to shareholders of record on March 20, 1998

PENSION PLAN AND SUPPLEMENTAL EXECUTIVES' RETIREMENT PLAN

          The Company, through its subsidiary bank, maintains a non-contributory defined benefit pension plan covering all eligible employees including Mrs. Arnold, Messrs. Abbate, Giancola, Labozzetta and Latrenta. Retirement income is based on years of service under the Plan and, subject to certain limits, on final average compensation.

         Effective   January  1,  1994,  the  Company   adopted  a
Supplemental Executives' Retirement Plan, a non-qualified plan intended to provide retirement income that would have been paid but for limitations imposed by the Internal Revenue Code under the qualified plan.

         The following table shows the annual benefits payable based on a range of average compensation and years of future service at normal retirement date.

Pension Plan


                               Years of Service at Normal Retirement Date
   5-Year
   Average          ---------------------------------------------------------------------------------
   Compensation          5                10                 20              30              35
   ---------------  --------------    -------------      ------------     -------------    ----------

     $ 100,000       $ 5,915            $11,829           $ 23,658         $ 35,487         $ 41,402
       150,000         9,665             19,329             38,658           57,987           67,652
       200,000        13,415             26,829             53,658           80,487           93,902
       250,000        17,165             34,329             68,658          102,987          120,152
       300,000        20,915             41,829             83,658          125,487          146,402
       400,000        28,415             56,829            113,658          170,487          198,902

--------------------------

Footnotes:

1.   This Plan was effective January 1, 1993.

2. Benefits calculated are based on base salary and total credited service at normal retirement date from the later of (a) January 1, 1993 or (b) date of hire. The benefits above are inclusive of both benefits from the
     qualified defined   benefit  plan  and  from  the  defined  benefit
     portion of the supplemental plan. Currently, the supplemental plan only covers Mr. Abbate.

3.   Average  compensation  is the  average  of base  salary  over  the five
     (5) consecutive calendar years producing the highest average.

4. The chart reflects a Social Security integration level based on the average age of the executive officer group, which was 44 years as of January 1, 1998.

5. Annual benefit is payable as a life annuity which is the normal form of retirement benefit for non-married participants. For married participants, the normal form of benefit is an actuarial equivalent joint and 50% survivor annuity.

     The Company also maintains a Capital  Investment Plan  ("401(k)")
covering all  eligible  employees.  Retirement  income  is  based  on the value of each participant's account balance and is paid upon retirement, termination of employment, disability or death. The SERP also supplements the retirement benefits payable to certain participants under the 401(k). At present, only Mr. Abbate participates in the SERP. These benefits are intended to provide participants with an amount (plus earnings) that the  Company  would  have contributed  under the 401(k) as matching  employer
contributions and for fixed employer   contributions   (in  excess  of  the
amounts the Company actually contributed) but for certain limitations imposed by the Internal Revenue Code under the 401(k). The benefits under the SERP with respect to the 401(k) are to be paid in lump sum in cash at the same time as the distribution of a participant's account balance is made under the 401(k).

Compensation/Stock Option Committee Report on Executive Compensation

     The committee is responsible for executive compensation and administering the Company's executive compensation programs and plans. The committee reports regularly to the Board of Directors. During 1997, the committee consisted of Directors who were not employees of the Company, and also, therefore, were not eligible to participate in such programs and plans.

     Compensation Strategy

     The objectives of this committee's strategy are to attract and retain top quality executives and provide compensation programs designed to motivate and reward executives to achieve business goals that foster both the enhancement of long-term stockholder values through stock appreciation and dividend yield, and also, the long-term best interests of the organization. Compensation programs for executives link compensation to the performance of the Company and generally provide competitive compensation for executives at the mean pay level of peer group banks and other organizations of similar size, performance and geographic location. The committee utilizes professional surveys prepared by outside consultants focusing on compensation levels of the aforementioned groups in order to assure competitiveness in its compensation programs. The compensation mix reflects a balance of cash awards, including incentive awards, and equity-based incentives. Annual cash compensation (base salaries and annual bonus) is granted based on the achievement of corporate financial targets and individual performance. The Stock Option and Incentive Plan, approved by stockholders in 1997, is intended to function as the basis for fostering alignment of executive compensation with the interests of stockholders.

     The policies, with respect to each of these compensation elements as well as the basis for determining the compensation of executive officers, including the President and CEO, Mr. Abbate, are described below:

     Base salary

     Base salaries for executive officers are based on the salary ranges that are established for each position. These position salary ranges are determined by evaluating the responsibilities and accountabilities of the position and comparing it with other executive officer positions in the market place on an annual basis. The base salary of each executive officer, including President and CEO, is reviewed annually and adjusted within the position range based upon a performance evaluation. Evaluations of other executive officers are submitted to the committee by the President and CEO. These evaluations, and an evaluation of the President and CEO by the committee, are reviewed and submitted together with the committee's recommendations to the full board for action. Salary increases are generally based upon the extent to which the executive is considered to have contributed to a furtherance of the Company's goals and/or met objectives specifically assigned to that individual.

     Annual Bonus

     The Management Incentive Plan is an incentive plan designed to reward key management employees for achievement of specific financial, individual and business results for the year. The specific financial targets are primarily based upon (i) the year-to-year increase in the Company's net after-tax earnings and (ii) achievement of target return on equity.
The targeted goal is established annually through the budgeting process which is reviewed and approved by the board using input relating to performance opportunities for the year and the historical performance results of the Company. Individual and business results are pre-established targets for specific objectives relating to the executives' area of responsibility. An objective of the Management Incentive Plan is to relate a portion of the executives' compensation to the overall financial results of the Company for the year. The bonus for 1997 (paid in 1998) reflects the achievement in excess of 100 percent of the financial targets set in 1997.
The Board reserves the right to award discretionary bonus awards in the event the financial target is either not met or is exceeded. No discretionary bonuses were paid in 1997. In so doing, the committee, among other matters, will take into account whether the Company, while not reaching its threshold target, has performed better on a comparable basis than its peers. In addition to the attainment of the earnings target, the level of the President and CEO's annual bonus award is also based upon performance related factors including various predetermined strategic objectives.

     A portion of the incentive compensation awarded to executive management is in the form of restricted stock. The restriction is for three years and is forfeitable upon termination of employment during that time period. In addition, executive officers were given the option to utilize their cash bonus to purchase two-year restricted, forfeitable stock at a twenty-five percent discount. The excess of market value over the purchase price is included in the summary compensation table as other annual compensation.

     Stock Option and Incentive Plan

     The Stock Option and Incentive Plan of 1997 (the "Plan") approved by stockholders, is designed to align stockholders' and executive officers' interests. The Plan is administered by the Compensation/Stock Option Committee and awards are determined by that committee. Stock options are granted with an exercise price equal to the price of a share of stock at the close of business on the date of the grant as reported by the American Stock Exchange. Stock options may be exercisable between one and ten years from the date granted. Such stock options provide a retention and motivational program for executives and an incentive for the creation of shareholder value over the long-term since their full benefit cannot be realized unless an appreciation in the price of the Company's common stock occurs over a specified number of years.

     The Plan also provides for the issuance of incentive stock awards as determined by the Board of Directors of the Company. Certain key executives may be awarded incentive compensation in the form of 3-year restricted stock, which is forfeitable upon termination of employment during that time period. Key employees may also use their cash bonus to purchase two-year restricted stock at a twenty-five percent discount. This stock is forfeitable should they terminate their employment during that time period. Incentive stock awards are an important factor in attracting and motivating key executives who will dedicate their maximum efforts toward the advancement of the Company.

     A total of 637,875 shares were made available for option and incentive awards under the Plan of which 266,284 (adjusted for the effects of a 3 for 2 stock split effective April 17, 1998) shares have been granted to date. Options granted in 1997 and those granted in 1998 as a result of 1997's performance are included in the summary compensation table.

     CEO Compensation

     The  compensation  of the  President  and CEO, Mr.  Anthony S.  Abbate,
is reviewed  by  the   Compensation/Stock   Option  Committee  which  presents
its recommendations to the board for action. Mr. Abbate participates in the same plans as the other executive officers, including the base salary program, the annual bonus plan, the Stock Option Plan, and the staff
benefit  programs as outlined   elsewhere  in  this  Proxy.  Mr.  Abbate  also
participates in the Supplemental Executive Retirement Plan. Mr. Abbate receives no compensation for his duties as a director. The committee bases
Mr. Abbate's  compensation on the same criteria used for all executive officers with  particular  emphasis on the factors  which  will  promote  the
Company's  long-term  growth,   organization stability, and financial strength.
Mr. Abbate's salary was at the third quartile of the 1997 salary range for his position and his annual bonus for 1997 performance was based upon achieving 117.5% of targeted financial goals for that year. Mr. Abbate continues to provide the Company and the Bank with exemplary leadership, vision and commitment, and strives to meet the long-term strategic goals.

                         Submitted by the Compensation/Stock Option Committee
                                                    James E. Healey, Chairman
                                                    Donald L. Correll
                                                    David R. Ficca
                                                    Nicholas R. Marcalus
                                                    Jeremiah F. O'Connor
                                                    Robert P. Rittereiser
                                                    Benjamin Rosenzweig

                    FIVE-YEAR PERFORMANCE COMPARISON

     The graph below provides an indicator of cumulative total stockholder returns for the Company as compared with a Peer Group and the AMEX Market Value Index.(1)

                                             Cumulative Total Return

                                     -----------------------------------------
                                     12/92  12/93  12/94  12/95  12/96   12/97

                                     -----  -----  ------ -----  ------  -----
Interchange Financial Services Corp.  100    118    122    180    229     421
Peer Group                            100    140    155    204    256     419
AMEX Market Value                     100    120    109    137    146     177


Assumes $100 invested on December 31, 1992, in Interchange Common Stock, the AMEX Market Value Index and Peer Group Common Stock.

Total stockholder returns assumes reinvestment of dividends.

Footnote

1. The Peer Group comprises 20 banking institutions representing all such institutions in Connecticut, New Jersey and New York with asset size of at least $250 million, but less than $1 billion, as of December 31, 1997 as reported in the SNL Quarterly Bank Digest of March 1998. The banking institutions included are: NMBT Corp. and New England Community Bancorp,
    (CT); Broad National Bancorp, Carnegie Bancorp, Center Bancorp Inc., Greater Community Bancorp, Prestige Financial Corp., Ramapo Financial Corporation, Vista Bancorp and Yardville National Bancorp, (NJ); Arrow Financial Corporation, CNB Financial Corp., FNB Rochester Corp., First of Long Island Corporation, Hudson Chartered Bancorp, Inc., Iroquis Bancorp, Inc., Letchworth Independent BS Corp., State Bancorp, Inc., Suffolk Bancorp and Tompkins County Trust Company (NY).

TRANSACTIONS WITH MANAGEMENT

     Officers and directors of the Company and their affiliated companies are customers and are engaged in transactions with the Company and its subsidiaries in the ordinary course of business on substantially the same terms as those prevailing with other borrowers and suppliers.

     The following director is engaged in transactions with the Company and is expected to continue to transact such business in the future.

     Mr. Andora is a member of Andora, Palmisano & Geaney, a firm that renders various legal services to the Company and its subsidiaries and received fees for those services of $382,000 in 1997, including $95,000 paid pursuant to retainer contracts and $85,200 representing fees for real estate matters, the bulk of which was reimbursed to the Bank by its customers.

FUTURE APPOINTMENT OF ADDITIONAL DIRECTORS

     Pursuant to the terms of the Agreement and Plan of Merger dated January 27, 1998 among the Company, its wholly owned subsidiary, Interchange Bank, and the Jersey Bank for Savings, Jersey Bank will be merged into the Bank once certain conditions are met including: (i) obtaining all applicable New Jersey and Federal bank regulatory authority approval and (ii) receiving approval of the merger by the favorable vote of at least two-thirds of the Jersey Bank shareholders. As part of the Agreement and Plan of Merger, each of the Company and the Bank agreed to expand their respective Boards of Directors by two seats.

     Once the merger  transaction closes (now projected for late May) Richard
     A. Gilsenan, currently Chairman of the Board of Jersey Bank, is to be appointed to a seat on the Company Board to hold that seat until the 1999 annual meeting of Shareholders. The Company will also nominate
     Mr. Gilsenan for an additional one-year term as Director of the Company. Similarly, Mr. Gilsenan will serve as appointed Director of the Bank until the Bank's 1999 annual meeting at which time he will be proposed for reelection to an additional one-year term.

     Upon the effectiveness of the merger, Mr. Arthur R. Odabash, Vice Chairman of Jersey Bank, will also be appointed a Director of the Company to serve until the 1999 annual meeting when he will be nominated by the Company to serve a two-year term as a Director. Similarly, Mr. Odabash will serve as an appointed Director of Interchange Bank until the 1999 annual meeting of the Bank. He will be proposed for reelection for additional one-year terms as Director of the Bank at the annual meetings in 1999 and 2000.

     Messrs. Gilsenan and Odabash currently own 27,050 and 26,385 shares of Jersey Bank common stock, respectively and 8,580 and 7,750, respectively of Jersey Bank's preferred stock. In accordance with the Merger Agreement, Jersey Bank's preferred stock is to be converted to Jersey Bank common stock, immediately prior to merger, at a conversion ratio of .8695. If the Merger is approved and becomes effective, Jersey Bank shareholders will receive 1.5 shares of the Company's common stock for each share of Jersey Bank common stock held by them. Applying such conversion ratios to their existing shares, as a result of the Merger, Mr. Gilsenan will own 51,765 shares of the Company's common stock and Mr. Odabash will own 49,686 shares.

2.   Ratification of Appointment of Independent Auditors

     (Item 3 on Proxy Card)

     The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of Deloitte & Touche, LLP as the independent auditors to examine the Company's financial statements for the year 1998. Your directors recommend that stockholders vote FOR ratification of this appointment.

     Representatives of Deloitte & Touche, LLP are expected to attend the annual meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions.

3.   Other Matters

     The Board of Directors is not aware of any other matters to be presented at the Annual Meeting. If any other matter proper for action at the meeting should be presented, the holders of the accompanying proxy will vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for action at the meeting should be presented, the holders of the proxy will vote against consideration thereof or action thereon.

     The affirmative vote of a majority of the shares cast at the Annual Meeting is necessary to elect the four directors.

     The cost of soliciting proxies for the meeting will be borne by the Company. Some directors, officers, and other employees of the Company may solicit proxies in person and by telephone or otherwise. The Company will reimburse brokers and others who are record holders of its shares for the reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

Submission of Stockholder Proposals

     Proposals intended for inclusion in next year's proxy statement must be in writing and should be sent to the Secretary of the Company at Park 80 West/Plaza Two, Saddle Brook, NJ 07663, and must be received by December 19, 1998.

Other Information

     Consolidated financial statements of the Company and its subsidiaries are included in the Company's Annual Report to Stockholders for the year 1997.

Additional copies of the Annual Report and the Company's Annual Report to the Securities and Exchange Commission on Form 10-K, may be obtained without charge from the Secretary of Interchange Financial Services Corporation, Park 80 West/Plaza Two, Saddle Brook, NJ 07663.

     The above notice and proxy statement are sent by order of the board of directors.

                                            Benjamin Rosenzweig,
                                            Secretary

Dated:   April 22, 1998

                                    (Front)

PROXY             INTERCHANGE FINANCIAL SERVICES CORPORATION
           Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned hereby appoints Jeremiah F. O'Connor, Benjamin Rosenzweig and John J.Eccleston as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Interchange Financial Services Corporation held of record by the undersigned on April 20, 1998, at the annual meeting of stockholders to be held on May 28, 1998, or any adjournment thereof.

1.   ELECTION OF DIRECTORS

     FOR all nominees listed below  |_|                WITHHOLD AUTHORITY  |_|
     (except as marked to the contrary below)          to vote for all nominees
                                                       listed below

    Anthony D. Andora, David R. Ficca, Nicholas R. Marcalus,Benjamin Rosenzweig

(INSTRUCTION: To withhold authority to vote for an individual nominee write that nominee's name in the space provided below.)

-------------------------------------------------------------------------------

                                   (Back)

(Continued from other side)

2.   RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         |_| FOR          |_| AGAINST          |_| ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

     Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as an attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                          DATED:                 ,1998

                          Signature

                          Signature if held jointly

     PLEASE MARK,SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.